Exhibit 99.1

For Immediate Release

Contact:   Shareholder Relations
                  951-271-4232
                 shareholderinfo@vineyardbank.com

Vineyard National Bancorp
Provides Information on Composition of Land Loan Portfolio and Non-Performing Loans

Corona, California (June 7, 2007) -- Vineyard National Bancorp (NASDAQ:VNBC) (the “company”), the parent company for Vineyard Bank, N.A. (“Vineyard”), today provided an update on its land loan portfolio and the non-performing loans disclosed in previous releases. Land loans include loans for luxury single family residential (“SFR”) projects, single family tract construction projects, and commercial income property construction projects, where the borrowers are experienced developers or individuals with strong financial capacity.

In each case, the borrowers present a comprehensive development plan which meets the general development criteria of a given location which includes the project being slated for conversion to a construction loan within a reasonable period of time.

Land loans held in the Vineyard portfolio are underwritten in accordance with regulatory requirements and internal underwriting policies and require, among other things, a loan to value of not more than 65%, adequate collateral and a demonstrated ability to repay the loan through evidence of income and assets.

At April 30, 2007, Vineyard’s loan portfolio consisted of the following land loan types:

Type	Number of Loans	Aggregate Outstanding Balance	Average Outstanding Balance	Number of Market Locations	Portfolio Type as a Percentage of All Land Loans
Luxury SFR Land	17	$17.8 million	$1.0 million	12	17.4%
SFR Tract Land	20	$49.0 million	$2.5 million	17	47.8%
Commercial Land	30	$23.2 million	$0.8 million	20	22.7%
Other	10	$12.4 million	$1.2 million	10	12.1%

The number of market locations represents the number of markets in which Vineyard has loans related to each portfolio type.

Land loans are originated within Vineyard’s service area, which is primarily in the state of California.  These types of loans typically have commitment amounts ranging from $1.0 million to $10.0 million and generally have a loan-to-value ratio of less than 65%.

At March 31, 2007, all of Vineyard’s non-performing loans amounted to $13.4 million, of which $11.7 million represented a single non-performing SFR Tract development land loan placed on non-accrual in the third quarter of 2006.  On May 29, 2007, Vineyard foreclosed on this property, which is comprised of one hundred residential lots in a planned development project within the Temecula Valley region of southern California. Vineyard is actively pursuing the disposition of this foreclosed asset.

Further information on Vineyard’s loan portfolio may be found in the company’s Form 10-K and 10-Q filed on March 7, 2007 and May 7, 2007 respectively, which may be found on the company’s Investor Relations website at www.vnbcstock.com under SEC filings.

“Because of general concerns related to land acquisition and development lending, we felt it was important to provide the market with additional insight related to this specific portfolio,” said Norman Morales, president and chief executive officer.  “While there is inherent risk in all types of lending and subsequent events may impact our portfolio, we believe that we have mitigated certain risks associated with our land lending activities through diversification of product and collateral type, geographic dispersion, and greater certainty of repayment through the underwriting processes we employ.”

The company is a $2.4 billion financial holding company headquartered in Corona, and the parent company of Vineyard, also headquartered in Corona. The company operates through 16 full-service banking centers and five corporate production offices in the counties of Los Angeles, Marin, Monterey, Orange, Riverside, San Bernardino, San Diego, Santa Clara and Ventura, Calif. The company's common stock is traded on the NASDAQ Global Market System under the symbol "VNBC". For additional information on the company visit www.vnbcstock.com and for additional information on Vineyard visit www.vineyardbank.com.

This press release contains forward-looking statements as referenced in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are inherently unreliable and actual results may vary.  Factors which could cause actual results to differ from these forward-looking statements include changes in the competitive marketplace, changes in the interest rate environment, economic conditions, outcome of pending litigation, risks associated with credit quality and other factors discussed in the company’s filings with the Securities and Exchange Commission.  The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.